Everest Properties II, LLC
                                 Balance Sheets
                                   (unaudited)

                                Dec 31, '03     Dec 31, '04     Jun 30, '05
                               -------------   -------------   ------------
ASSETS
     Current Assets
         Cash and Equivalents   1,071,906       2,967,542       4,779,162
         Other Current Assets     856,808         702,306       1,239,333
                               ------------   -------------   -------------
     Total Current Assets       1,928,714       3,669,848       6,018,495
     Total Fixed Assets            76,007          44,101         105,635
     Other Assets
         Investments (1)        4,320,516       3,642,449       4,484,948
         Loans Receivable         814,104         767,541         576,007
         Prepaid Expenses          28,199          17,607          19,976
                               ------------   -------------   -------------
                               ------------   -------------   -------------
     Total Other Assets         5,162,819       4,427,597       5,080,931
                               ------------   -------------   -------------
                               ------------   -------------   -------------
TOTAL ASSETS                    7,167,540       8,141,546      11,205,061
                               ============   =============   =============
LIABILITIES & EQUITY
     Liabilities                  228,769         218,800         211,972
     Equity
         Members Capital        3,886,910       5,938,772       1,938,772
         Retained Earnings              0               0       1,983,973
         Net Income             3,051,862       1,983,973       7,070,344
                               ------------   -------------   -------------
                               ------------   -------------   -------------
     Total Equity               6,938,772       7,922,745      10,993,089
                               ------------   -------------   -------------
                               ------------   -------------   -------------
TOTAL LIABILITIES & EQUITY      7,167,541       8,141,545      11,205,061
                               ============   =============   =============

     ------------
     (1) Represents direct or indirect interests in limited partnerships or entities holding principally real estate assets that are illiquid. Management periodically estimates the value of investments assuming an orderly liquidation of such partnerships as of the date of such estimate. Because it is not feasible to do so, such estimate does not adjust for discounts that may result from the illiquidity or minority position of the investment, and does not apply any discount rate to reflect that liquidation proceeds would be received over an uncertain future period. Such estimates were $10,652,084 as of December 31, 2003, and $11,944,721 as of December 31, 2004.


                           Everest Properties II, LLC
                           Profit and Loss Statements
                                   (unaudited)

                                Jan - Dec '03   Jan - Dec '04    Jan - Jun '05
                                --------------  --------------   --------------
     Ordinary Income/Expense
         Income                    4,855,839       2,921,021          959,274
         Expense                   3,860,199       3,156,994        1,441,381
                                -------------   -------------    -------------
     Net Ordinary Income             995,640        (235,973)        (482,107)
     Other Income/Expense
         Total Other Income        2,619,056       2,563,730        7,726,473
         Total Other Expense         562,834         343,788          174,025
                                -------------   -------------    -------------
     Net Other Income              2,056,222       2,219,942        7,552,448
                                -------------   -------------    -------------
Net Income                         3,051,862       1,983,969        7,070,341
                                =============   =============    =============
